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                                                                    EXHIBIT 99.1

For further information contact
John Weatherly, CFO 1-800-451-1294

                              FOR IMMEDIATE RELEASE


         CALLON PETROLEUM COMPANY COMPLETES REDEMPTION
         OF ITS 10% SENIOR SUBORDINATED NOTES DUE 2001

         Natchez, MS (December 4, 2000) -- Callon Petroleum Company (NYSE:
CPE/CPE.PrA) announced today the completion of the redemption of its 10% Senior Subordinated Notes due 2001.

         On September 27, 2000, the company initiated a tender offer to purchase any or all of its outstanding 10% Senior Subordinated Notes due 2001 for a cash payment equal to the principal amount of the notes tendered plus accrued and unpaid interest. That offer, which resulted in the tender of approximately $20.8 million of notes, expired Wednesday, October 26, 2000.

         Callon now has redeemed the remaining $3.4 million of 10% Senior Subordinated Notes due 2001 that were not tendered in the offer.

         Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

         This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.


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